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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0104
                                                  Expires:        April 30, 1997
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person

    Newport Acquisition Company No. 2 LLC
    c/o Crossroads Capital Partners, LLC
    1600 Dove Street, Suite 300
    Newport Beach, CA 92660

2.  Date of Event Requiring Statement (Month/Day/Year)

    February 27, 1998

3.  IRS Number of Reporting Person
    (Voluntary)

    52-2085075

4.  Issuer Name and Ticker or Trading Symbol

    Centura Software Corporation (CNTRC)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6.  If Amendment, Date of Original (Month/Day/Year)

7.  Individual or Joint/Group Filing (Check Applicable Line)
    ( ) Form filed by One Reporting Person
    (X) Form filed by More than One Reporting Person


     Table I -- Non-Derivative Securities Beneficially Owned
1. Title of Security 2. Amount of    3. Ownership     4. Nature of Indirect
   (Instr. 4)           Securities      Form:            Beneficial Ownership
                        Beneficially    Direct(D) or     (Instr. 5)
                        Owned           Indirect(I)
                        (Instr. 4)      (Instr. 5)

Common Stock            11,415,094           D                     N/A

1.  Name and Address of Reporting Person

    Crossroads Capital Partners, LLC
    1600 Dove Street, Suite 300
    Newport Beach, CA 92660

2.  Date of Event Requiring Statement (Month/Day/Year)

    February 27, 1998

3.  IRS Number of Reporting Person
    (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol

    Centura Software Corporation (CNTRC)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6.  If Amendment, Date of Original (Month/Day/Year)

7.  Individual or Joint/Group Filing (Check Applicable Line)
    ( ) Form filed by One Reporting Person
    (X) Form filed by More than One Reporting Person


     Table I -- Non-Derivative Securities Beneficially Owned
1. Title of Security 2. Amount of    3. Ownership     4. Nature of Indirect
   (Instr. 4)           Securities      Form:            Beneficial Ownership
                        Beneficially    Direct(D) or     (Instr. 5)
                        Owned           Indirect(I)
                        (Instr. 4)      (Instr. 5)

Common Stock            11,415,094           I           Reporting person is the
                                                         Managing Member of
                                                         Newport Acquisition
                                                         Company No. 2 LLC, the
                                                         record owner of the
                                                         securities

            Table II -- Derivative Securities Beneficially Owned

1.Title of     2.Date Exer-    3.Title and Amount     4. Conver-      5. Ownership     6. Nature of
  Derivative     cisable and     of Securities           sion or         Form of          Indirect
  Security       Expiration      Underlying              Exercise        Derivative       Beneficial
  (Instr. 4)     Date            Derivative Security     Price of        Security:        Ownership
                 (Month/Day/      ---------------        Deri-           Direct(D) or
                 Year)           Title   Amount or       vative          Indirect (I)
               ---------------           Number of       Security
               Date    Expira-           Shares
               Exer-   tion
               cisable Date

  Not Applicable



Explanation of Responses:

NEWPORT ACQUISITION COMPANY NO. 2 LLC

By:  Crossroads Capital Partners, LLC, as Managing Member

By:  /s/Dennis I. Simon                                      03/06/98
    ------------------------------------------------------   --------
        Dennis I. Simon, Managing Member                       Date

CROSSROADS CAPITAL PARTNERS, LLC

By:  /s/Dennis I. Simon                                      03/06/98
    ------------------------------------------------------   --------
        Dennis I. Simon, Managing Member                       Date